Exhibit 99.1
For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces Haynesville Shale Development,
2010 Capital Budget and Provides Strategy and Operational Update

Natchez, MS (February 2, 2009)—Callon Petroleum Company (NYSE: CPE) today announced details regarding its strategy shift to diversify its asset base to onshore in order to increase visible growth potential, including a 2010 capital budget of $61.7 million and its first acquisition in the North  Louisiana Haynesville Shale play.

“We’ve been working on this strategy shift over the past 18 months, developing the plan, working to find the right assets and building the right team to set the foundation for our plan to diversify our asset base,” Fred Callon, Chairman and CEO points out.  “The cash flow generated from our two deepwater fields with quality, long-lived reserves will be reinvested into onshore conventional oil and shale gas properties.”   He adds that the company made two transformational acquisitions in the fourth quarter of 2009 extending its operations onshore into the Wolfberry oil play in the Permian Basin and the Haynesville Shale natural gas play.   As a result, the company now has a multi-year drilling inventory of opportunities for growing reserves and production.

“Even though it is early in 2010, we have already made significant progress towards improving our liquidity position, securing the financial resources needed to fund our growth plan and to create visible growth potential for our shareholders,” he concludes.

Onshore – Shale Gas

Callon has acquired a 70% operating interest in a 577-acre Haynesville Shale Unit in Bossier Parish, Louisiana, at a cost of $3 million.  The Unit is in the core of the play offset by wells having demonstrated initial production rates of approximately 20 million cubic feet of natural gas per day (MMcf/d).  In 2010 Callon plans to drill and complete two horizontal wells.  The first well is planned to spud by mid-year.  The Unit will be developed with up to seven horizontal wells. The company estimates the gross ultimate gas recovery to be 6.4 billion cubic feet of natural gas per well at an estimated cost of $9.0 million to drill and complete.

Onshore – Permian Basin

As previously announced on September 10, 2009, Callon made its initial entry into the Permian Basin by acquiring net proved reserves of 1.6 million barrels of oil equivalent and current net production of 350 barrels of oil equivalent per day (Boe/d).  The company’s primary target in the Permian Basin is the Wolfberry trend, which is a proven, low-permeability oil play.  There are 22 producing wells and 148 drilling locations based on a 40-acre spacing development.  Callon plans to commence drilling in February and drill up to 16 Wolfberry wells in 2010 and add additional rigs in 2011 and 2012.  The estimated gross ultimate recovery is between 80,000 and 100,000 barrels of oil per well at an estimated cost to drill and complete of $1.5 million. The company believes additional upside exists from the potential to reduce drilling spacing to 20 acres, providing an additional 160 drilling locations.  Callon has controlling interest and will operate.

U.S. Gulf of Mexico

The company’s U.S. Gulf of Mexico (GOM) assets are located in the deepwater region and shallow waters of the outer continental shelf.

Production from the company’s two deepwater fields, Habanero and Medusa, in 2009 averaged 3,000 net Boe/d, or more than half of Callon’s total GOM production.

At the Medusa Field, eight wells averaged 2,000 Boe/d net to Callon in 2009.  Most of the producing wells are still producing from their primary completion and have significant proven reserves behind pipe in the existing wellbores.  The Medusa Field has a proven reserve life of seven years and is 89% oil. The field is operated by Murphy, and Callon has a 15% working interest.

At the Habanero Field, two wells averaged 1,000 Boe/d net to Callon in 2009.  Callon believes there are significant proven reserves located up-dip of the existing wells that will be accessed by side tracking the wells following depletion of the current productive zone.  Habanero is operated by Shell and Callon has an 11.25% working interest.

Callon’s GOM shelf assets averaged 14.0 MMcf/d of net gas equivalent production in 2009.  The company is evaluating options for monetizing the shelf assets, although Callon may retain its shelf operations if no viable alternatives exist.

The company’s GOM operations will generate the majority of Callon’s operating cash flow in 2010.   With minimal offshore capital requirements, this cash flow will be used to fund the onshore transition and growth strategy.

Reserves

The company previously announced its 2009 year-end reserves.  At December 31, 2009, Callon’s estimated net proved reserves were 58 billion cubic feet of natural gas equivalent (Bcfe), a reserve growth of 6% over year end 2008. The company added net proved reserves of 15.0 Bcfe in 2009 resulting in a reserve replacement rate of 127%.

2010 Capital Budget

The company’s Board of Directors has approved a $61.7 million capital budget for 2010.  Thirty-three percent or $20.0 million of the budget has been allocated to development drilling in the Permian Basin, 24% or $14.5 million has been allocated to shale gas development, 9% or $5.7 million will be spent in the Gulf of Mexico which includes plugging and abandonment costs, 13% or $8.0 million has been approved for additional leasehold acquisitions and the remaining 21% or $13.5 million has been reserved for capitalized costs.  The 2010 capital budget can be fully funded with operating cash flow and available cash.

Financial Update

The company has strengthened its balance sheet and improved its liquidity position as a result of completing various financial initiatives.

The company restructured its 9.75% Senior Notes in the fourth quarter of 2009, reducing the outstanding principal of the Senior Notes by 23% from $200 million to $154 million and extending the maturity of $138 million of the Notes until September 2016.  Callon intends to retire the remaining $16 million, due December 2010, during the current year.

On January 26, 2010, the company received a cash recoupment of $44.7 million related to deepwater royalty payments.  The refund reimbursed Callon for overpayment of royalties associated with the Medusa Field. The company expects to receive an additional $7.6 million in accrued interest on the refunded royalties. The company is no longer required to pay monthly royalties on production from the Medusa Field.

As previously announced, Regions Bank has provided Callon with a new $100 million Credit Agreement.  The facility will have an initial borrowing base of $20 million and replaces the company’s existing credit agreement. Borrowings, if needed, will be used for capital expenditures and general corporate purposes.

Callon’s hedging strategy is to employ hedges as a tool for mitigating price-related risk for up to 50% of its annual production. Currently, the company has approximately 15% of its natural gas hedged in the form of costless collars with an average floor of $5.00 and an average ceiling of $8.30.  The company will continue monitoring the commodity markets for opportunities to add to its hedging position during 2010.

Conference Call
As previously announced, Callon Petroleum Company has scheduled a conference call for 11:00 a.m. CST on Wednesday, February 3, 2010, to discuss recent developments and corporate strategy. Topics will include an update of the company's operations, including production, 2009 year-end proved reserves, and the 2010 capital expenditure budget.

The conference call may be accessed live over the internet through the Presentations Section of the company's website at www.callon.com and will be archived there for subsequent review. In addition, a telephone recording of the conference call will be available from 1 p.m. CST on Wednesday until 1 p.m. CST on Thursday, and may be accessed by dialing 1-800-633-8284 and entering Reservation Number 21458038.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance as of this date. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. For a summary of events that may affect the accuracy of these projections and forward-looking statements, see “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission.

Cautionary Note to Investors – As of January 1, 2010, the SEC changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire. Probable reserves include those additional reserves that a company believes are as likely as not to be recovered and possible reserves include those additional reserves that are less certain to be recovered than probable reserves.

We use the term gross ultimate gas or oil recovery in this news release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available from us by contacting Investor Relations, Callon Petroleum Company, 200 N. Canal Street, Natchez, MS 39120.

You can also obtain our Form 10-K from the SEC by calling 1-800-SEC-0330 or by downloading it from the SEC’s web site http://www.sec.gov/.

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